Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2022

ISSAQUAH, Wash., May 26, 2022—Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (twelve weeks) and the first 36 weeks of fiscal 2022, ended May 8, 2022.

Net sales for the quarter increased 16.3 percent, to $51.61 billion, from $44.38 billion last year. Net sales for the first 36 weeks increased 16.4 percent, to $151.97 billion, from $130.61 billion last year.

Comparable sales for the third quarter fiscal 2022 were as follows:

	12 Weeks	12 Weeks	36 Weeks	36 Weeks
		Adjusted*		Adjusted*
U.S.	16.6%	10.7%	15.8%	10.7%
Canada	15.2%	12.8%	16.1%	11.2%
Other International	5.7%	9.1%	8.3%	9.6%
Total Company	14.9%	10.8%	14.8%	10.6%

E-commerce	7.4%	7.9%	11.4%	11.3%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the quarter was $1,353 million, $3.04 per diluted share, which included a one-time $77 million pretax charge, $0.13 per diluted share, for incremental benefits awarded under the new employee agreement effective March 14. Last year’s third quarter net income was $1,220 million, $2.75 per diluted share, which included $57 million pretax, $0.09 per diluted share, in COVID-19 related costs, primarily from $2 per hour premium pay. Net income for the first 36 weeks of fiscal 2022 was $3.98 billion, $8.94 per diluted share, compared to $3.34 billion, $7.51 per diluted share, last year.

Costco currently operates 830 warehouses, including 574 in the United States and Puerto Rico, 105 in Canada, 40 in Mexico, 30 in Japan, 29 in the United Kingdom, 16 in Korea, 14 in Taiwan, 13 in Australia, four in Spain, two each in France and China, and one in Iceland. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, May 26, 2022, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks

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and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs and the Ukraine conflict), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, and COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand for products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures or operational limitations due to government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

                         Bob Nelson, 425/313-8255

                         David Sherwood, 425/313-8239

                         Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 8, 2022	May 9, 2021	May 8, 2022	May 9, 2021
REVENUE
Net sales	$51,612	$44,376	$151,966	$130,611
Membership fees	984	901	2,897	2,643

Total revenue	52,596	45,277	154,863	133,254
OPERATING EXPENSES
Merchandise costs	46,355	39,415	135,824	115,951
Selling, general and administrative	4,450	4,199	13,743	12,870

Operating income	1,791	1,663	5,296	4,433
OTHER INCOME (EXPENSE)
Interest expense	(35)	(40)	(110)	(119)
Interest income and other, net	71	27	138	75

INCOME BEFORE INCOME TAXES	1,827	1,650	5,324	4,389
Provision for income taxes	455	417	1,287	1,004

Net income including noncontrolling interests	1,372	1,233	4,037	3,385
Net income attributable to noncontrolling interests	(19)	(13)	(61)	(48)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,353	$1,220	$3,976	$3,337

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$3.05	$2.75	$8.96	$7.53

Diluted	$3.04	$2.75	$8.94	$7.51

Shares used in calculation (000s):
Basic	443,700	443,043	443,567	443,043
Diluted	444,886	444,127	444,802	444,336

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	May 8, 2022	August 29, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,193	$11,258
Short-term investments	638	917
Receivables, net	1,991	1,803
Merchandise inventories	17,623	14,215
Other current assets	1,563	1,312

Total current assets	33,008	29,505
OTHER ASSETS
Property and equipment, net	24,143	23,492
Operating lease right-of-use assets	2,731	2,890
Other long-term assets	3,970	3,381

TOTAL ASSETS	$63,852	$59,268

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$17,651	$16,278
Accrued salaries and benefits	4,090	4,090
Accrued member rewards	1,828	1,671
Deferred membership fees	2,251	2,042
Current portion of long-term debt	77	799
Other current liabilities	5,948	4,561

Total current liabilities	31,845	29,441
OTHER LIABILITIES
Long-term debt, excluding current portion	6,507	6,692
Long-term operating lease liabilities	2,452	2,642
Other long-term liabilities	2,535	2,415

TOTAL LIABILITIES	43,339	41,190

COMMITMENTS AND CONTINGENCIES EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 443,029,000 and 441,825,000 shares issued and outstanding	4	4
Additional paid-in capital	7,272	7,031
Accumulated other comprehensive loss	(1,602)	(1,137)
Retained earnings	14,294	11,666

Total Costco stockholders’ equity	19,968	17,564
Noncontrolling interests	545	514

TOTAL EQUITY	20,513	18,078

TOTAL LIABILITIES AND EQUITY	$63,852	$59,268